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[10.56]                      WORKOUT AGREEMENT


         This Workout Agreement is by and between: Scientific NRG, Incorporated, a Minnesota corporation, (the "Company"), certain creditors of the Company, namely Malcolm L. Fickel, Oliver K. Washburn, Thomas C. Moceri, and William T. Moceri (the "Scientific Creditors"); certain investors, namely Daniel Parke, Jonathan Forgy, Parke Industries, Inc. and others (the "Investors"); and those persons, named in Exhibit A attached hereto, that provide bridge financing to the Company (the "Bridge Financiers").

                                    RECITALS

         WHEREAS, the Company and the Scientific Creditors desire to restructure the existing debt and contractual obligations;

         WHEREAS, the Investors desire to purchase additional shares of common stock of the Company;

         WHEREAS, the parties hereto desire to make the promises, covenants, representations, and agreements specified herein; and

         WHEREAS, the parties hereto desire to be bound by the terms of this agreement.

                                   AGREEMENT

         NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows-

         1. The Company and the Scientific Creditors irrevocably agree to restructure the debt owed to the Scientific Creditors.

         2. The Company and the Scientific Creditors agree the outstanding debt obligations will be reduced, effective as of September 10, 1996 to the aggregate principal amount of Five Hundred Fifty Eight Thousand Five Hundred Dollars ($558,500) (the "Restructured Debt").

         3. The Company and the Scientific Creditors agree that the Restructured Debt will be outstanding to the following individuals in the amounts and priorities indicated below.

                 3.1. Oliver K. Washburn $245,000, who will be repaid in full, principal and interest, before the other Scientific Creditors.

                 3.2. William T. Moceri $110,000, who will be repaid subsequent to Mr. Washburn and pari passu with all other Scientific Creditors.

                 3.3. Malcolm L. Fickel $175,500, who will be repaid subsequent to Mr. Washburn and pari passu with all other Scientific Creditors.

                 3.4. Thomas C. Moceri $28,000, who will be repaid subsequent to Mr. Washburn and pari passu with all other Scientific Creditors.

         4. The Scientific Creditors agree to release the Company from any and all liability, lien or obligation to pay any amount in excess of the Restructured Debt.


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         5.      The Scientific Creditors and the Company agree that the
Restructured Debt will be issued, in the principal amount stated above, to each individual in the form of a Subordinated Cash Flow Promissory Note (the "Notes"). The Notes shall accrue interest at 8% simple interest per year. The Company's obligation to make principal and interest payments will be triggered if and when the Company reports $250,000 in cumulative net income subsequent to September 10, 1996, calculated in a manner consistent with generally accepted accounting principles, applied on a consistent basis. Once repayment under the Notes is triggered by the foregoing condition, 25% of all subsequent net income of the Company shall be used for repayment of the Notes in the amount and priority set forth in paragraph 3 herein. Any payments received by the Scientific Creditors will be credited first to interest and then to principal. The Notes will be subordinate to any debt with a bona fide financial institution designated as senior secured debt by the Company or any new loans from any of the parties hereto. Subject to any new senior secured debt or any new loans from any of the parties hereto, the Notes will be secured by all of the assets of the Company. Certain actions by the Company will cause all of the Notes to be due and payable immediately. These events are: (1) a secondary offering of securities by the Company that nets the Company more than $1,500,000 or (2) any issuance by the Company of more than 3,000,001 shares of common stock in a single transaction, not adjusted proportionately in the event of a split of the common shares of the Company.

         6. The Investors, jointly and severally, irrevocably agree to subscribe for and to purchase 3,000,000 shares of common stock of the Company at a price of $0.02 per share (the "Stock Purchase").

         7. The Investors and the Company agree to execute all reasonable and necessary documents, in form and substance acceptable to the Company's counsel, in order to close the Stock Purchase on or before September 10, 1996.

         8. Upon receipt of proper board resolutions from the Company, the Investors agree to open an account at Sanwa Bank, Covina Branch in the name of the Company and deposit $40,000 in said account on or before September 5, 1996. Any previous cash advances to the Company by the Investors (i.e., the $3,900 advanced by Parke Industries in June 1996) will be credited against the purchase price in the Stock Purchase. Additionally, Parke Industries, Inc. will be credited $20,000 for providing administrative support at the rate of $5,000 per month for four months. The Company agrees to pay any fee imposed by the Company's transfer agent in connection with the issuance of the shares.

         9. The Company agrees to issue Malcolm L. Fickel 100,000 shares of the Company's common stock in fulfillment of the Company's obligations to Mr. Fickel under his current employment contract (the "Fickel Employment Contract"). The Company agrees to pay any fee imposed by the Company's transfer agent in connection with the issuance of the shares.

         10. Malcolm L. Fickel and the Company agree to terminate by mutual consent all other terms and conditions of the Fickel Employment Contract.

         11. Malcolm L. Fickel and the Company agree to enter a one year consulting contract, effective as of September 10, 1996, that provides for services to be rendered to the Company, at its request, by Mr. Fickel who will be compensated at the rate of $75 per hour.

         12. Malcolm L. Fickel and Thomas C. Moceri agree to resign as officers and directors of the Company effective as of September 10, 1996.

         13. Oliver K. Washburn agrees to continue serving as a director of the Company and to serve as the Company's Treasurer/Principal Financial Officer.

         14. Daniel Parke agrees to serve as a director of the Company and to serve as the Company's Chief Executive Officer. The Company agrees to compensate Mr. Parke as CEO with a salary of $12 per


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year and an award of 1,500,000 stock options at an exercise price of $0. 1 0 per share, adjusted proportionately in the event of a split of the common shares of the Company.

         15. Jonathan Forgy agrees to serve as a director of the Company and to serve as the Company's President. The Company agrees to compensate Mr. Forgy as President with a salary of $24,000 per year and an award of 500,000 stock options at an exercise price of $0. 1 0 per share, adjusted proportionately in the event of a split of the common shares of the Company.

         16. The Company agrees to grant Parke Industries, Inc. 1,000,000 stock options at an exercise price of $0. 10 per share, adjusted proportionately in the event of a split of the common shares of the Company.

         17. The Company agrees to issue Oliver K. Washburn the 300,000 shares of common stock due him under the April 26, 1996 promissory note. The Company agrees to pay any fee imposed by the Company's transfer agent in connection with the issuance of the shares.

         18. The parties hereto are in favor of a 1 for 5 reverse split of the common shares of the Company, to be voted on by the shareholders at the next annual or special meeting of the stockholders.

             CONDITION PRECEDENT TO THE OBLIGATIONS OF DANIEL PARKE

         19. The parties agree that the rights, benefits, duties or obligations of Daniel Parke made herein are not effective or binding until such time as the Company (1) receives a firm commitment for additional operating funds, in the form of a bridge loan, in an amount not less than $60,000 and (2) has a one year written employment agreement with Mr. Juan Flores at an annual salary of not more than $43,500.

                  FIRM LENDING COMMITMENT OF BRIDGE FINANCIERS

         20. In consideration for the mutual promises, covenants, and representations made by the parties herein, the Bridge Financiers agree to make a bridge loan to the Company. The Company and the Bridge Financiers agree to a bridge loan in the amount of $60,000, due 120 days after September 10, 1996, secured by all of the assets of the Company, and accruing interest at the rate of 15% simple interest. Repayment of the bridge loan is not subject to the limitations of paragraph 5 herein,

         21. The Company represents, warrants, and covenants that it is current, as of the date hereof, with the periodic reporting requirements of the United States Securities and Exchange Commission. Further, the Company is not aware of any matter or condition that would preclude receipt of an unqualified audit opinion from a certified public accounting firm based upon the company's operations for the fiscal year ended June 30, 1996.

         22. The parties agree to use their best efforts to secure additional equity financing for the Company during the next 90 days. The Company and all other parties hereto agree that the Company will offer, in a private placement, 2,000,000 shares of common stock at a price of $0.05 per share, adjusted proportionately in the event of a split of the common shares of the Company.

MISCELLANEOUS TERMS

         23. This agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter hereof

         24. If any part of this agreement is deemed to be unenforceable the balance of the agreement shall remain in full force and effect.


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         25.     A facsimile, telecopy or other reproduction of this agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this agreement as well as any facsimile, telecopy or other reproduction hereof.

         26. Time is of the essence in performance of this agreement and of each and every provision hereof.

         IN WITNESS WHEREOF, the undersigned have cause this Workout Agreement to be executed, effective as of the 30th day of August 1996.

Scientific NRG, Incorporated



By /s/ Malcolm L. Fickel
   ---------------------
Name: Malcolm L. Fickel
Its: President

/s/ Malcolm L. Fickel
---------------------
an individual

/s/ Oliver K. Washburn
----------------------
an individual

/s/ Thomas C. Moceri
--------------------
an individual

/s/ William T. Moceri
---------------------
an individual

/s/ Daniel Parke
----------------
an individual



Parke Industries, Inc.,


By: /s/ Daniel Parke
    ----------------
Name: Daniel W. Parke
Its: President

/s/ Jonathan Forgy
------------------
an individual



The Bridge Financiers (see Exhibit A)
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                                   EXHIBIT A
                 to the Workout Agreement dated August 30, 1996
                               BRIDGE FINANCIERS


         The undersigned persons, as a group, have agreed among themselves to provide the bridge financing upon the terms and conditions set forth in paragraph 20 of the Workout Agreement.

/s/ Malcolm L. Fickel

/s/ Oliver K. Washburn

/s/ Margaret Hyland

/s/ Thomas C. Moceri

/s/ Richard O. Weed